SUB-ITEM 77Q1(c):  Exhibits
ASSIGNMENT of
INVESTMENT ADVISORY CONTRACT
Federated Capital Income Fund
         THIS ASSIGNMENT is entered into as of January 1, 2004 by and between Passport RESEARCH, LTD., a Pennsylvania limited partnership ("Passport"), and PASSPORT RESEARCH II, LTD., a Pennsylvania limited partnership ("Passport II").
         WHEREAS, Passport entered into an Investment Advisory Contract dated as of December 1, 2002 (the "Contract") with Federated Income Securities Trust (the "Trust") with respect to Federated Capital Income Fund (the "Fund"), a portfolio of the Trust;
         WHEREAS, Passport desires to assign its rights, duties and responsibilities under the Contract to Passport II, and Passport II desires to accept such assignment from Passport; and
         WHEREAS, the Board of Trustees of the Trust has approved the assignment of the Contract from Passport to Passport II;
         KNOW ALL MEN BY THESE PRESENTS THAT:
         In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, Passport does hereby assign all of its rights, duties and responsibilities under the Contract described above to Passport II, and Passport II does hereby accept such assignment.
         IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their authorized representatives as of the date first hereinabove set forth.
PASSPORT RESEARCH, LTD.		PASSPORT RESEARCH II, LTD.

By:  Federated Investment Management
	By:  Federated Equity Management Company
	Company, General Partner		of Pennsylvania, General Partner

By:  /s/ G. Andrew Bonnewell		By:  /s/ Keith M. Schappert
Name:  G. Andrew Bonnewell		Name:  Keith M. Schappert
Title:  Vice President		Title:  President